Exhibit 99

PARK SEED ACQUIRES

GARDENING PLANNING APP, FROM SEED TO SPOON From Seed to Spoon expands Park Seed’s reach and ability to build virtual community while supporting customer success.

Greenwood, South Carolina, (January 24, 2022). Park Seed announced it has acquired From Seed to Spoon, a Gardening Planning App that makes growing food easier. The acquisition enables Park Seed to support homesteaders, subsistence farmers, and home gardeners like never before through the creation and delivery of educational resources. The app taps a new well of digital services and creates turnkey access to products for existing app users.

“We created our mobile app in 2018 because we wanted to make it easy for anybody to grow their own food with nothing more than desire, an internet connection, and a packet of seeds,” says app creator Dale Spoonemore. “Since then, more than half a million people have used our app to determine ideal planting dates for their region and have logged more than 1.5 million plants. With this new partnership, we’ll be able to build new features and solutions for customers by tapping into Park Seed’s 150 years’ experience helping home gardeners grow their food.”

Since 1868, Park Seed has been passionate about customer success. Founder George Park famously said, “Your success and pleasure are more to Park than your money.” From Seed to Spoon is yet another tool in Park’s toolshed designed to inspire, teach, and reach customers where they get information today – on their phones.

“We are always looking for opportunities to deepen customer relationships and provide education that fosters longtime gardening success,” said Kelly Funk, president and CEO at Park Seed. “This app will help us to focus on new ways to reach and retain loyal customers.”

From Seed to Spoon calculates planting dates based on GPS location taking the guesswork out of when to plant seeds. In addition to providing personalized planting dates, the app also includes companion planting guides, recipes, organic pest treatments, and beneficial insect guides. It even enables users to filter plants by health benefit.

“Our partnership with From Seed to Spoon allows us to accelerate our own vision while further powering our customers growth,” said Funk. “It is exciting to be able to contribute to the future of the green industry.”

About Park Seed
Park Seed is an American e-commerce, catalog, and direct mail seed brand selling 1,100 varieties of flower, vegetable, and herb seeds, plus a large selection of bulbs, live plants, and gardening accessories. Based in Greenwood, South Carolina, founded in 1868, and a division of J & P Park Acquisitions, Inc., Park Seed is part of a portfolio of brands with a long history of providing consumers, wholesalers, and resellers with branded roses, plants, seeds, and other horticultural-related supplies, as well as period-based home restoration products. Park Seed is also the home base for the Flower Festival and has worked with NASA to send seeds to space as part of a classroom education program.

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Press Contact: Katie Dubow, Garden Media Group, katie@gardenmediagroup.com